Exhibit 99.1

FOR IMMEDIATE RELEASE April 8, 2010	INVESTOR CONTACT:	Rob Campbell Nordstrom, Inc. (206) 303-3290

	MEDIA CONTACT:	Colin Johnson Nordstrom, Inc. (206) 373-3036
NORDSTROM REPORTS MARCH SALES
     SEATTLE, Wash. (April 8, 2010) — Nordstrom, Inc. (NYSE: JWN) today reported a 16.8 percent increase in same-store sales for the five-week period ended April 3, 2010 compared with the five-week period ended April 4, 2009. Preliminary total retail sales of $815 million for March 2010 increased 20.9 percent compared with total retail sales of $674 million for the same period in fiscal 2009.
     Quarter-to-date same-store sales increased 14.2 percent compared with the same period in fiscal 2009. Preliminary quarter-to-date total retail sales of $1.35 billion increased 18.3 percent compared with total retail sales of $1.14 billion for the same period in fiscal 2009.
Sales Recording
     To hear Nordstrom’s pre-recorded March sales message, please dial (402) 220-6036. This recording will be available for one week.
March Sales Results
(unaudited; $ in millions)

		Total Retail Sales		Same-store Sales
							Multi-channel
	Fiscal	Fiscal	%		Full-line		(Full-line Stores
	2010	2009	Increase	Total	Stores	Direct	and Direct)	Rack Stores
March	$815	$674	20.9%	16.8%	17.6%	36.6%	19.1%	4.7%

Quarter-to-date	$1,354	$1,145	18.3%	14.2%	14.2%	41.9%	16.3%	3.7%

Number of stores	4/3/10	4/4/09

Full-line	113	110
Rack and other	76	63

Total	189	173

Gross square footage	23,067,000	22,158,000
Expansion Update
     In March, Nordstrom opened a full-line store at South Shore Plaza in Braintree, Mass. Nordstrom also opened three Nordstrom Rack stores at The Palms at Town & Country in Kendall, Fla.; Miracle Marketplace in Coral Gables, Fla.; and Cherry Creek in Denver, Colo.
     In April, Nordstrom plans to open a full-line store at Fashion Island in Newport Beach, Calif. Today, Nordstrom will open a Nordstrom Rack store at Shoppers World in Framingham, Mass. and plans to open another Rack store later this month at Buckhead Station in Atlanta, Ga.

Future Reporting Dates
     Nordstrom’s planned financial release calendar for the next three months currently includes:

April Sales Release First Quarter Earnings Release May Sales Release June Sales Release	Thurs., May 6, 2010 Thurs., May 13, 2010 Thurs., June 3, 2010 Thurs., July 8, 2010
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 190 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 113 full-line stores, 74 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability of consumer credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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